Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated March 10, 2006, in the post-effective Amendment No. 1 to the Registration Statement on Form S-3 (333-124768) and related Prospectus of Sybase Inc. for the registration of $460 million 1.75% Convertible Subordinated Notes due 2025 and 18,239,506 shares of its common stock.
/s/ Ernst & Young LLP
San Jose, California
March 10, 2006